Exhibit 99.2

FIRST KEYSTONE CORPORATION HOLDS VIRTUAL ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 10, 2022 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2022 Virtual Annual Meeting of Shareholders. It was announced that John E. Arndt, Whitney B. Holloway, and Nancy J. Marr were re-elected as a Class B Directors to serve for a three-year term and until their successors are properly elected and qualified. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

First Keystone Community Bank announced the following employee promotions: June George, Branch Administrator, was promoted to Senior Vice President. Kristi McClintock, Document Preparation Specialist; Laurie Nudo, Regional Branch Administrator; Jeff Gilbert, Commercial Services Officer III; Amanda Jarski, Assistant Compliance Officer; and Cindy Laidacker, HR Manager, were promoted to Vice President. Kayla Acornley, Fraud Manager/BSA Officer; Bonnie Nevel, Deposit Processing Supervisor; and Herb Harmon, Senior Facilities Manager Officer, were promoted to Assistant Vice President. Patrick Connor, Security Administrator; Jackson Jaffin, Credit Analyst I; Teresa Sterner, Marketing/Sales Coordinator; and Elizabeth Thomas, Consumer Loan Underwriter-Processor, were promoted to Officer.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Elaine A. Woodland, President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties and a loan production office in Northampton county. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Wealth Management, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.